PERCEPTRON, INC. AND SUBSIDIARIES
               EXHIBIT 11, STATEMENT RE:  COMPUTATION OF PER
                              SHARE EARNINGS

                                         Earnings Per Share                 Earnings Per Share
                                  Three Months Ended September 30,    Nine Months Ended September 30,
                                      1996              1995             1996                1995
                                  ------------       ------------     ------------      ------------
A.  Net Income                    $  2,789,000       $  2,516,000      $ 6,084,000       $ 5,163,000
                                    ----------         ----------       ----------        ----------
    Weighted average number of
     common shares outstanding       7,046,350          6,588,899        6,897,885         6,503,915

    Effect of the issuance of
     stock options and assumed
     exercise of stock options
     at prices which are lower
     than the average market
     price of the common shares
     during the period, using
     the treasury stock method        633,215            721,420           702,530          683,052
                                   ----------         ----------        ----------      -----------
B.  Weighted average number of
     common shares and common
     equivalent shares for primary
     earnings per share             7,679,565          7,310,319         7,600,415       7,186,967
                                   ----------         ----------        ----------      ----------
    Weighted average number of
     common shares outstanding      7,046,350          6,588,899         6,897,885       6,503,915

    Effect of the issuance of
     stock options and assumed
     exercised of stock options
     at prices which are lower
     than the market price of the
     common shares at the end of
     the period, using the
     treasury stock method            533,980            685,596           632,506        761,337
                                   ----------          ---------         ---------      ---------

C.  Weighted average number of
     common shares and common
     equivalent shares for fully
     diluted earnings per share    7,580,330          7,274,495          7,530,391      7,265,252
                                  ----------         ----------         ----------     ----------
    Primary earnings per share
     (A/B)                        $      .36         $      .34         $      .80     $      .72
                                  ==========         ==========         ==========     ==========
    Fully diluted earnings per
     share (A/C)                  $      .37         $      .35         $      .81     $      .71
                                  ==========         ==========         ==========     ==========